                                 PURCHASE AGREEMENT

       PURCHASE AGREEMENT ("AGREEMENT") dated as of April 1, 1999, by and among ACCURIDE VENTURES, INC., a Delaware corporation and wholly-owned subsidiary of Accuride Corporation ("ACCURIDE SUB"), ACCURIDE CORPORATION, a Delaware corporation ("ACCURIDE"), and KAISER ALUMINUM & CHEMICAL
CORPORATION, a Delaware corporation ("KAISER").

                                W I T N E S S E T H:

       WHEREAS, Accuride, acting through Accuride Sub, and Kaiser formed AKW General Partner L.L.C., a Delaware limited liability company (the "GENERAL PARTNER"), to act as the general partner of AKW L.P., a Delaware limited partnership (the "COMPANY"); Accuride Sub and Kaiser each own a fifty percent (50%) membership interest in the General Partner; and Accuride Sub, Kaiser and Accuride (in its capacity as guarantor of Accuride Sub) entered into a Limited Liability Company Agreement dated as of May 1, 1997 (the "LIMITED LIABILITY COMPANY AGREEMENT"), providing for the operation of the General Partner and for certain rights and restrictions applicable to the members thereof;

       WHEREAS, Accuride Sub and Kaiser each own a forty-nine percent (49%) limited partnership interest in the Company; the General Partner owns a two percent (2%) partnership interest in the Company; and Accuride Sub, Kaiser, the General Partner and Accuride (in its capacity as guarantor of Accuride
Sub) entered into the Limited Partnership Agreement of AKW L.P., dated as of May 1, 1997 (the "LIMITED PARTNERSHIP AGREEMENT"), providing for the operation of the Company and for certain rights and restrictions applicable to the partners thereof;

       WHEREAS, Accuride desires to purchase, and Kaiser desires to sell, Kaiser's fifty percent (50%) Interest (as defined in the Limited Liability Company Agreement) in the General Partner and Kaiser's forty-nine percent (49%) Interest (as defined in the Limited Partnership Agreement) in the Company (collectively, the "KAISER INTERESTS") upon the terms and subject to the conditions of this Agreement, so that upon consummation of the Transactions (as defined below), Accuride Sub and Accuride shall collectively hold one hundred percent (100%) of the Interest (as defined in the Limited Liability Company Agreement) in the General Partner and a ninety-eight percent (98%) Interest (as defined in the Limited Partnership Agreement) in the Company;

       NOW, THEREFORE, the parties, intending to be legally bound hereby, agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

       Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

       "ACCURIDE" has the meaning given in the first paragraph hereof.

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       "ACCURIDE ADMINISTRATIVE SERVICES AGREEMENT" means the Accuride
Administrative Services Agreement between Accuride and the Company dated as of May 1, 1997.

       "ACCURIDE SALES AND MARKETING AGREEMENT" means the Accuride Sales and Marketing Agreement between Accuride and the Company dated as of May 1, 1997.

       "ACCURIDE TECHNICAL SERVICES AGREEMENT" means the Accuride Technical Services Agreement between Accuride and the Company dated as of May 1, 1997.

       "ADDITIONAL PREMISES" has the meaning set forth in the Restated Lease.

       "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. Control of any Person shall consist of the power to direct the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors (or other similar positions) of such Person.

       "AGREEMENT" has the meaning given in the first paragraph hereof.

       "APPLICABLE LAW" means all applicable provisions of all constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and of all orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

       "BUSINESS DAY" means any calendar day other than a Saturday or Sunday or a day on which either state or national banks in the States of California, Kentucky or New York are not open for the conduct of normal banking business.

       "CASH ADJUSTMENT" has the meaning given in Section 3.4.

       "CASH ADJUSTMENT STATEMENT" has the meaning given in Section 3.5.

       "CLAIM" has the meaning given in Section 7.1.

       "CLOSING" has the meaning given in Section 3.1.

       "CLOSING DATE" has the meaning given in Section 3.1.

       "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor act thereto, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

       "COMPANY" has the meaning given in the recitals.

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       "COMPANY MATERIAL ADVERSE EFFECT" means any event, fact, effect or change which, individually or in the aggregate, has, or is reasonably likely to have, a material adverse effect on the condition (financial or otherwise), business, prospects, results of operations, assets, liabilities or operations of the Company taken as a whole.

       "CONTRIBUTION AGREEMENT" means the Contribution Agreement among Accuride, Kaiser, the Company and the General Partner dated as of May 1, 1997.

       "DAILY RATE" shall be two and one-half percentage points over the one month London Interbank Offered Rate as reported in The Wall Street Journal on the date of this Agreement divided by three hundred sixty (360).

       "ENVIRONMENTAL COMPLIANCE PLAN" has the meaning given in Section 6.3 of the Contribution Agreement.

       "ERIE LEASE AGREEMENT" means the Lease Agreement between Kaiser and the Company dated as of May 1, 1997.

       "FORMATION AGREEMENTS" means the Contribution Agreement, the Limited Liability Company Agreement, the Limited Partnership Agreement, the Interest Purchase Agreement, the Erie Lease Agreement, the Accuride Administrative Services Agreement, the Accuride Technical Services Agreement, the Kaiser Technical Services Agreement, the Accuride Sales and Marketing Agreement, the Kaiser Production Services Agreement, the Kaiser Administrative Services Agreement and any other "Ancillary Agreements" (as defined in Article I of the Contribution Agreement) entered into by Kaiser, Accuride, Accuride Sub, the Company and/or the General Partner in connection with the transactions contemplated by the Contribution Agreement.

       "GENERAL PARTNER" has the meaning given in the recitals.

       "GOVERNMENTAL AUTHORITY" means any nation or political subdivision thereof, including any state, county or municipality; and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing, including, without limitation, any legislature, elected official, authority, agency, department, board, commission, court, tribunal or instrumentality.

       "GOVERNMENTAL AUTHORIZATIONS" has the meaning given in Section 4.3.

       "GOVERNMENTAL ORDER" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination enacted, issued, enforced or entered by any Governmental Authority of competent jurisdiction.

       "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the regulations promulgated thereunder.

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       "INDEMNIFIED PARTY" has the meaning given in Section 7.2.

       "INDEMNIFYING PARTY" has the meaning given in Section 7.2.

       "INSURANCE POLICIES" has the meaning given in Section 4.8.

       "INTEREST PURCHASE AGREEMENT" means the AKW L.P. Interest Purchase Agreement dated as of May 1, 1997, between Accuride Sub and Kaiser.

       "INTERIM PERIOD" has the meaning given in Section 3.4.

       "JOINT VENTURE PRODUCTS" means (i) aluminum wheels 16" in diameter and larger primarily for light, medium and heavy duty trucks, trailers and buses (classes 1-8), although certain of such wheels may also be sold into the automotive original equipment manufacturer market; (ii) tire molds for automotive and light-medium-heavy truck applications, as to each of clauses
(i) and (ii) above, produced by forging, fabricating or casting for marketing and sale worldwide, including without limitation in the original equipment manufacturer market, after-market and repair and replacement markets and
(iii) such additional or different products as the Members Committee has approved pursuant to Section 6.4 of the Limited Liability Company Agreement prior to the Closing Date. Notwithstanding the foregoing, Joint Venture Products shall not include (i) motorcycle wheels and wheel parts, (ii) wheel centers for any applications, (iii) forged one piece wheel blanks sold to other wheel manufacturers, and (iv) finished wheels for the automotive aftermarket market currently produced or being contemplated for production by Kaiser.

       "KAISER" has the meaning given in the first paragraph hereof.

       "KAISER ADMINISTRATIVE SERVICES AGREEMENT" means the Kaiser Administrative Services Agreement between Kaiser and the Company dated as of May 1, 1997.

       "KAISER INTERESTS" has the meaning given in the recitals.

       "KAISER MARKS" shall have the meaning give in Section 4.15.

       "KAISER PRODUCTION SERVICES AGREEMENT" means the Kaiser Production Services Agreement between Kaiser and the Company dated as of May 1, 1997.

       "KAISER TECHNICAL SERVICES AGREEMENT" means the Kaiser Technical Services Agreement between Kaiser and the Company dated as of May 1, 1997.

       "KNOWLEDGE" means (i) with respect to Kaiser, the actual knowledge of those officers and employees of Kaiser listed on SCHEDULE 1(a), and (ii) with respect to Accuride and Accuride Sub, the actual knowledge of those officers and employees of Accuride listed on SCHEDULE 1(a), in each instance after such investigation as such officer or employee deemed to be reasonably necessary and appropriate.

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       "LIEN" means any mortgage, lien, debt, pledge, security interest, encumbrance, assessment, restriction, charge or other adverse claim or interest of every nature. With respect to the Kaiser Interests, "Lien" shall also include any agreement limiting or restricting Kaiser's right to vote, transfer or otherwise dispose of the Kaiser Interests.

       "LIMITED LIABILITY COMPANY AGREEMENT" has the meaning given in the recitals.

       "LIMITED PARTNERSHIP AGREEMENT" has the meaning given in the recitals.

       "MEMBERS COMMITTEE" has the meaning given in the Limited Liability Company Agreement.

       "NONREFUNDABLE PAYMENT" has the meaning given in Section 3.2.

       "PARTNERSHIP AGREEMENTS" means the Limited Liability Company Agreement and the Limited Partnership Agreement.

       "PERMITTED REAL PROPERTY LIENS" has the meaning given in Section 4.10.

       "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, firm, association, public body, governmental authority, trust or other entity.

       "PHASE I IMPROVEMENTS" has the meaning given in the Contribution
Agreement.

       "PROPOSED ACQUISITION TRANSACTION" has the meaning given in Section 8.14.

       "PROPRIETARY RIGHTS" means any and all United States and foreign: (i) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosure awaiting filing determination, inventions and improvements thereto made or developed prior to the Closing; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (iii) copyrights (including software) and registrations thereof; (iv) mask work rights and registrations thereof; (v) inventions, processes, designs, formulae, trade secrets, know-how and industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (vi) intellectual property rights similar to any of the foregoing; (vii) copies and tangible embodiments thereof (in whatever form or medium, including electronic media); and (viii) licenses granting any rights with respect to any of the foregoing.

       "PURCHASE PRICE" has the meaning given in Section 3.3.

       "RECALL CAMPAIGN" means the recalling and replacing of wheels identified in connection with the notice submitted to the National Highway Safety Administration on or about April 17, 1998.

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       "REFUND CLAIMS" has the meaning given in Section 3.9.

       "RESTATED LEASE" means the Amended and Restated Lease Agreement between Kaiser and the Company, to be dated as of the Closing Date, substantially in the form of Exhibit A hereto.

       "STRATEGIC PLAN" means the draft of the Strategic Plan (as defined in the Limited Liability Company Agreement) presented by the Company to the Members Committee at its December 1998 meeting.

       "SUBSTANTIAL DETRIMENT" has the meaning given in Section 6.1(a).

       "SURPLUS ASSETS" has the meaning given in Bill of Sale attached hereto as Exhibit C.

       "TAXES" means any tax, duty, fee, levy, impost, assessment or charge of any nature, together with all interest or penalties thereon and additions thereto, imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, or any liability for the payment of any of the foregoing (including without limitation as a result of any express or implied obligation to indemnify any other Person).

       "TRANSACTIONS" means the transactions contemplated by this Agreement and the Restated Lease.

       "TREASURY REGULATIONS" means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such may be amended from time to time.

                                     ARTICLE II

                                 SALE AND PURCHASE

       2.1 SALE AND PURCHASE. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants contained herein, at the Closing Accuride will purchase, and Kaiser shall transfer, sell and deliver to Accuride, all right, title and interest of Kaiser in and to the Kaiser Interests and Kaiser shall transfer, sell and deliver to the Company, all right, title and interest of Kaiser in and to the Surplus Assets, in each instance, free and clear of all Liens, other than Liens relating to, or otherwise granted by or on behalf of, Accuride or Accuride Sub.

                                    ARTICLE III

                                    THE CLOSING

       3.1 PLACE AND DATE. Subject to Section 9.1(ii), the closing of the sale and purchase of the Kaiser Interests and Surplus Assets (the "CLOSING") shall take place on a date within three (3)

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Business Days after Accuride obtains the financing necessary to satisfy the condition to Closing set forth in Section 6.2(a) of this Agreement, unless another date or time shall have been agreed to in writing by Accuride, Accuride Sub and Kaiser (the "CLOSING DATE"). For all purposes relating to their rights and obligations under this Agreement (other than the rights and obligations with respect to the Nonrefundable Payment), the parties shall treat the Closing and all Transactions contemplated herein as having occurred simultaneously and become effective as of midnight at the beginning of the actual date the Closing takes place.

       3.2 NONREFUNDABLE PAYMENT. Upon the execution of this Agreement, Accuride shall pay or cause to be paid to Kaiser an irrevocable, nonrefundable payment in the amount of Thirty-Five Million Dollars ($35,000,000), payable in cash by wire transfer of immediately available funds to the account or accounts specified in writing by Kaiser (the "NONREFUNDABLE PAYMENT").

       3.3 PURCHASE PRICE; PAYMENT. Upon the terms and subject to the conditions of this Agreement, at the Closing, Accuride shall pay or cause to be paid to Kaiser for the Kaiser Interests and the Surplus Assets a purchase price of Seventy One Million Dollars ($71,000,000) as the same shall be adjusted as provided for in Section 3.4 of this Agreement (the "PURCHASE PRICE"). At the Closing, the Nonrefundable Payment shall be credited against the Purchase Price and the balance of the Purchase Price shall be payable in cash by wire transfer of immediately available funds to the account or accounts specified in writing by Kaiser.

       3.4 PURCHASE PRICE ADJUSTMENTS. The Purchase Price shall be adjusted in an amount equal to the sum of (i) the aggregate cash infusions made by Kaiser into the Company during the period from and including January 1, 1999, through March 31, 1999 (the "INTERIM PERIOD"), less the aggregate cash distributions from the Company to Kaiser during the Interim Period (the "CASH ADJUSTMENT"), plus (ii) an amount equal to the product of multiplying
(a) the sum of Seventy One Million Dollars ($71,000,000) and the Cash Adjustment, less the Nonrefundable Payment, by (b) the product of the Daily Rate multiplied the number of days from and including April 1, 1999, to, but not including, the Closing Date, if the Closing Date is not April 1, 1999.

       3.5 CASH ADJUSTMENT. As soon as reasonably practicable, but no later than three (3) Business Days following the execution of this Agreement, Kaiser shall provide Accuride with a statement calculating the Cash Adjustment along with supporting detail and backup (the "CASH ADJUSTMENT STATEMENT"). The amount set forth in the Cash Adjustment Statement shall be binding on Accuride and Kaiser for all purposes unless Accuride gives written notice of disagreement with the information reflected on the Cash Adjustment Statement to Kaiser within three (3) Business Days after the receipt by Accuride of the Cash Adjustment Statement or the last revision thereof by Kaiser, specifying in reasonable detail, insofar as possible, the nature and
extent of such disagreement.   If Accuride and Kaiser are unable to resolve
any such disagreement within three (3) Business Days after Accuride gives Kaiser written notice thereof, the disagreement shall be referred for final determination to any independent accounting firm of national reputation mutually acceptable to Accuride and Kaiser. The determination of such accounting firm shall be conclusive, nonappealable and binding upon Accuride and Kaiser for all purposes. Accuride and Kaiser shall each pay the fees and disbursements of their respective internal and independent accountants and other personnel incurred in the initial preparation, review and final determination of the Cash Adjustment Statement. The fees and expenses of such firm mutually selected by Accuride and Kaiser in connection with the final determination of any disagreement submitted pursuant to the terms hereof shall be shared equally by Accuride and Kaiser.

       3.6 TRANSFER OF KAISER INTERESTS AND THE SURPLUS ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing, Kaiser shall deliver to Accuride and the Company such instruments as may be necessary or desirable to effect transfer, in form and substance reasonably acceptable to Accuride, and take all such other actions as may be necessary or desirable to convey and effectively vest (i) in Accuride good title in and to the Kaiser Interests, free and clear of any Liens other than Liens relating to, or otherwise granted by or on behalf of, Accuride or Accuride Sub and to permit Accuride to become the substitute limited partner of the Company and the substitute member of the General Partner pursuant to the terms of the Limited Partnership Agreement and the Limited Liability Company Agreement, respectively, and (ii) in the Company good title in and to the Surplus Assets, free and clear of any Liens other than Liens relating to, or otherwise granted by or on behalf of, Accuride or Accuride Sub. No portion of the Kaiser Interests or Surplus Assets shall be transferred or conveyed, or otherwise deemed to have been transferred or conveyed, by Kaiser hereunder prior to the Closing Date.

       3.7    [intentionally left blank]

       3.8 CLOSING OF BOOKS. Whether or not a technical termination of the Company results under Section 708 of the Code as a result of the consummation of the Transactions, the Company shall have an actual closing of the books as of the Closing Date. For the short period ending on the Closing Date, all income, gains, profits and losses, and deductions of the Company shall be allocated to its partners in accordance with the Limited Partnership Agreement. Similarly, whether or not a technical termination of the General Partner results under Section 708 of the Code as a result of the consummation of the Transactions, the General Partner shall have an actual closing of the books as of the Closing Date. For the short period ending on the Closing Date, all income, gains, profits and losses, and deductions of the General Partner shall be allocated to its members in accordance with the Limited Liability Company Agreement.

       3.9 RIGHTS WITH RESPECT TO NONREFUNDABLE PAYMENT. In the event that the Transactions do not close for any reason other than a default by Kaiser of its obligations under Section 6.2 of this Agreement, Kaiser shall retain the Nonrefundable Payment as liquidated damages (and not as a penalty) as consideration for other provisions contained in this Agreement, including, but not limited to, Kaiser providing greater management control to Accuride as provided in Section 8.8 hereof and Kaiser's agreement to the further postponing of the Buy/Sell Option as provided in Section 8.22 hereof. In such event, Accuride and Accuride Sub hereby (i) voluntarily and knowingly, fully, finally, completely and forever waive and relinquish any and all interests in the Nonrefundable Payment and any claims, actions, demands and causes of action of whatever kind or character, whether in statutory or common law, whether in law or in equity, and whether under any existing or future theory of recovery, which either of them have, might have or might claim with respect to the refund or return of the Nonrefundable Payment, including rights of offset (collectively, "REFUND CLAIMS"), (ii) remise, acquit, release and forever discharge Kaiser from any and all Refund Claims, and (iii) agree not to assert or otherwise directly or indirectly pursue any Refund Claims now or at any time in the future. Notwithstanding Kaiser's receipt of the Nonrefundable Payment, no portion of the Kaiser Interests or Surplus Assets shall be transferred or conveyed, or otherwise deemed to have been transferred or conveyed, by Kaiser hereunder prior to the Closing Date. Similarly, nothing contained in this
Section 3.9 shall be deemed to preclude Accuride or Accuride Sub from asserting claims against Kaiser (other than Refund Claims) arising from Kaiser's breach of any of the terms or conditions contained herein or in connection with the Transactions contemplated by this Agreement.

                                     ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF KAISER

       Kaiser represents and warrants to Accuride Sub and Accuride:

       4.1 CORPORATE EXISTENCE, POWER AND AUTHORIZATION. Kaiser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the Restated Lease, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Restated Lease and the consummation of the Transactions have been duly authorized by the Board of Directors of Kaiser and no further corporate actions or proceedings on Kaiser's part are necessary to authorize the execution and delivery of this Agreement and the Restated Lease, the performance of the obligations hereunder or thereunder or the consummation of the Transactions. This Agreement has been duly executed and delivered by Kaiser and constitutes the valid and binding obligation of Kaiser (assuming due execution and delivery by the other parties hereto), enforceable against Kaiser in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. Upon the Closing, the Restated Lease and all instruments of conveyance and other documents to be executed and delivered by Kaiser shall be duly executed and delivered by Kaiser and shall constitute valid and binding obligations of Kaiser (assuming due execution and delivery by the other parties thereto), enforceable against Kaiser in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity.

       4.2    NO CONFLICTS; CONSENTS AND APPROVALS.

       (a) The execution, delivery and performance of this Agreement and the Restated Lease and the consummation of the Transactions do not result in
(i) any conflict with the certificate of incorporation or bylaws of Kaiser, or (ii) any breach or violation of, or default under, any Applicable Law or any mortgage, agreement, deed of trust, indenture, lease, contract or any other instrument to which Kaiser is a party or by which Kaiser or its properties or assets (including without limitation the Kaiser Interests) are bound, except any breach, violation or default which could not reasonably be expected to have a material adverse effect on the ability of

Kaiser to perform its obligations under this Agreement or the Restated Lease.

       (b) No consent, approval or authorization of, or filing with, any Governmental Authority or any other third party is required on the part of Kaiser in connection with the execution and delivery by Kaiser of this Agreement or the Restated Lease or the consummation by Kaiser of the Transactions, other than any consents, approvals, authorizations or filings, the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Kaiser to perform its obligations under this Agreement or the Restated Lease.

       4.3 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAW. All approvals, permits, certificates, qualifications, authorizations, licenses, franchises, consents, orders and registrations of all Government Authorities (collectively, "GOVERNMENTAL AUTHORIZATIONS") which are necessary for the lawful consummation by Kaiser of the Transactions have been obtained and are in full force and effect, or will be obtained and will be in full force and effect by the Closing Date. There are no proceedings pending or, to the best of Kaiser's Knowledge, threatened which could reasonably be expected to result in the revocation, cancellation, suspension or modification of any Governmental Authorization.

       4.4 LITIGATION. There are no pending or, to the best of Kaiser's Knowledge, threatened judicial or administrative actions, proceedings or investigations which (i) would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Kaiser to consummate the Transactions or (ii) question the validity of this Agreement, the Restated Lease or any action taken or to be taken by Kaiser in connection herewith or therewith.

       4.5 BROKERS. All negotiations relating to this Agreement, the Restated Lease and the Transactions have been carried out without the intervention of any Person acting on behalf of Kaiser in such manner as to give rise to any valid claim against Accuride or Accuride Sub for any brokerage or finder's commission, fee or similar compensation.

       4.6 DISCLOSURE. No representation, warranty or statement by Kaiser in this Agreement or the Restated Lease contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

       4.7 TITLE. On the Closing Date, Kaiser will be the legal and beneficial owner of, and will have the complete and unrestricted power and the unqualified right to transfer, and will transfer, the Kaiser Interests and Surplus Assets, free and clear of all Liens, other than Liens relating to, or otherwise granted by or on behalf of, Accuride or Accuride Sub. Upon the delivery of and payment for the Kaiser Interests and Surplus Assets as provided in this Agreement, Accuride will acquire good and valid title to the Kaiser Interests and the Company will acquire good and valid title to the Surplus Assets, in each instance free and clear of all Liens, other than Liens relating to, or otherwise granted by or on behalf of, Accuride or Accuride Sub.

       4.8 INSURANCE. To the best of Kaiser's Knowledge, (i) the policies or binders of insurance as identified on Schedule 4.8 of which the Company is the owner, insured or beneficiary (the "INSURANCE POLICIES") are in full force and effect on the date hereof and, (ii) except as otherwise set forth on Schedule 4.8, shall be kept in full force and effect through April 30, 1999.

       4.9    TAX MATTERS.  Kaiser has acted as the tax matters partner under
the Partnership Agreements in accordance with the terms thereof.   To the
best of Kaiser's Knowledge, (i) the Company and the General Partner have not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Company Material Adverse Effect, and (ii) there is no expectation that any taxing authority may claim or assess any new or additional Taxes payable by the Company or the General Partner for any period ending on or prior to the Closing Date that could reasonably be expected to have a Company Material Adverse Effect.

       4.10 ADDITIONAL PREMISES. To the best of Kaiser's Knowledge, there is no violation of any restriction, condition, covenant or agreement applicable to or affecting the Additional Premises, any part thereof or use thereof, contained in any deed, subdivision map or other instrument, except which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Kaiser has good, valid and marketable fee simple title to the Additional Premises, free and clear of all Liens, except for (i) Liens and leases set forth on Schedule 3.4(b) to the Contribution Agreement, (ii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and (iii) imperfections of title which are not substantial in character, amount or extent (in relation to the particular parcel) and that individually or in the aggregate do not and would not interfere with the use of the Additional Premises by the Company for the conduct of its business as currently conducted (the Liens referred to in clause (i) and (ii) above being referred to collectively as "PERMITTED REAL PROPERTY LIENS"). To the best of Kaiser's Knowledge, Kaiser and/or the Company have all easements, rights of way and similar authorizations required for the ownership and use of the Additional Premises by the Company for the conduct of its business as currently conducted. Upon execution and delivery of the Restated Lease, the Company shall have the exclusive right to use and occupy the Additional Premises, except as otherwise set forth in the Restated Lease.

       4.11 CERTAIN PAYMENTS. Neither Kaiser nor any of its directors, officers or agents has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, for or in respect of the Company or any Affiliate of the Company in connection with the business conducted by the Company, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any Applicable Law, or
(b) established or maintained any fund or asset for or in respect of the Company or any Affiliate of the Company in connection with the business conducted by the Company that has not been recorded in the books and records of the Company.

       4.12 CLAIMS. Following the Closing, to the best of Kaiser's Knowledge, Kaiser will not have any outstanding claims against Accuride, Accuride Sub or any of their respective Affiliates, including the Company and the General Partner, arising from or in connection with the breach or alleged breach of any agreement between or among Kaiser and Accuride, Accuride Sub or any of their respective Affiliates, including claims arising under or in connection with the Partnership Agreements.

       4.13 PHASE I IMPROVEMENTS. To the best of Kaiser's Knowledge, Kaiser has satisfied its obligations in all material respects under Section
6.4 ("Covenants of Kaiser - Phase I Improvements") of the Contribution Agreement. In addition, to the best of its knowledge, upon the Closing of the Transactions, Kaiser will have satisfied any known obligations to the Company and the General Partner under the Contribution Agreement and the Erie Lease Agreement and with respect to the Landlord's Work (as defined in the Erie Lease Agreement).

       4.14 AGREEMENTS. Schedule 4.14 sets forth all existing material agreements, contracts, leases, purchase orders, undertakings, understandings, covenants not to compete, confidentiality agreements, licenses, obligations or other commitments, whether oral or written, currently in effect between Kaiser and any of its subsidiaries, on one hand, and Accuride, Accuride Sub, the Company or the General Partner, on the other hand.

       4.15 KAISER'S PROPRIETARY RIGHTS. To the best of Kaiser's Knowledge, except as contributed to the Company as part of the Kaiser Assets (as defined in the Contribution Agreement) and except in connection with the use of Kaiser trademarks, including trademarks, service marks, trade names, trade dress, logos, business and product names and slogans using or incorporating the name "Kaiser", "Kaiser Aluminum", "Kaiser Aluminum & Chemical Corporation", or "KAE"or derivations thereof (collectively, "KAISER MARKS"), the Company does not use any Proprietary Rights of Kaiser in the conduct of the Company's business as presently conducted or presently contemplated as reflected in the Strategic Plan. The Company has no obligation to compensate Kaiser or, to the best of Kaiser's Knowledge, any other Person, for the use of any Proprietary Rights of Kaiser in the conduct of the Company's business as presently conducted or presently contemplated as reflected in the Strategic Plan.

                                     ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF ACCURIDE SUB AND ACCURIDE

       Accuride Sub and Accuride each represent and warrant to Kaiser as follows:

       5.1 CORPORATE EXISTENCE, POWER AND AUTHORIZATION. It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly authorized by its Board of Directors and no further corporate actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement, the performance of the obligations hereunder or the consummation of the Transactions. It has duly executed and delivered this Agreement and this Agreement constitutes its valid and binding obligation

(assuming due execution and delivery by the other parties hereto) enforceable against it in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. Upon the Closing, the other documents to be executed and delivered by it shall be duly executed and delivered by it and shall constitute its valid and binding obligations (assuming due execution and delivery by the other parties thereto), enforceable against it in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity.

       5.2    NO CONFLICTS; CONSENTS AND APPROVALS.

       (a) The execution, delivery and performance of this Agreement and the consummation of the Transactions do not result in (i) any conflict with its certificate of incorporation or bylaws, and (ii) any breach or violation of, or default under, any Applicable Law or any mortgage, agreement, deed of trust, indenture, lease, contract or other instrument to which it is a party or by which it or any of its properties or assets are bound, except any breach, violation or default which could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

       (b) No consent, approval or authorization of, or filing with, any Governmental Authority or any other third party is required on its part in connection with the execution and delivery of this Agreement or the consummation of the Transactions, other than any consents, approvals, authorizations or filings, the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on its ability to perform its obligations under this Agreement.

       5.3 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAW. All Governmental Authorizations which are necessary for the lawful consummation by Accuride and Accuride Sub of the Transactions have been obtained and are in full force and effect, or will be obtained and will be in full force and effect by the Closing Date. There are no proceedings pending, or to the best of its Knowledge, threatened which could reasonably be expected to result in the revocation, cancellation, suspension or modification of any Governmental Authorization.

       5.4 LITIGATION. There are no pending or, to the best of its Knowledge, threatened judicial or administrative actions, proceedings or investigations which (i) would reasonably be expected, individually or in the aggregate, to have a material adverse effect on its ability to consummate the Transactions or (ii) question the validity of this Agreement or any action taken or to be taken by it in connection herewith or therewith.

       5.5 BROKERS. All negotiations relating to this Agreement, the Restated Lease and the Transactions have been carried out without the intervention of any Person acting on its behalf in such manner as to give rise to any valid claim against Kaiser for any brokerage or finder's commission, fee or similar compensation.

       5.6 DISCLOSURE. No representation, warranty or statement made by it in this

Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

       5.7 INSURANCE. To the best of its Knowledge, (i) the Insurance Policies are in full force and effect on the date hereof and (ii) except as otherwise set forth on Schedule 4.8, shall be kept in full force and effect through April 30, 1999.

       5.8 TAX MATTERS. To the best of its Knowledge, (i) the Company and the General Partner have not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Company Material Adverse Effect, and (ii) there is no expectation that any taxing authority may claim or assess any new or additional Taxes payable by the Company or the General Partner for any period ending on or prior to the Closing Date that could reasonably be expected to have a Company Material Adverse Effect.

       5.9 CERTAIN PAYMENTS. Neither it nor any of its directors, officers or agents has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, for or in respect of the Company or any Affiliate of the Company in connection with the business conducted by the Company, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any Applicable Law, or
(b) established or maintained any fund or asset for or in respect of the Company or any Affiliate of the Company in connection with the business conducted by the Company that has not been recorded in the books and records of the Company.

       5.10 CLAIMS. Following the Closing, to the best of its Knowledge, it will not have any outstanding claims against Kaiser or any of Kaiser's Affiliates, including the Company and the General Partner, arising from or in connection with the breach or alleged breach of any agreement with Kaiser or any of Kaiser's Affiliates, including claims arising under or in connection with the Partnership Agreements.

       5.11 AGREEMENTS. Schedule 4.14 sets forth all existing material agreements, contracts, leases, purchase orders, undertakings, understandings, covenants not to compete, confidentiality agreements, licenses, obligations or other commitments, whether oral or written, currently in effect between Kaiser and any of its subsidiaries, on one hand, and Accuride, Accuride Sub, the Company or the General Partner, on the other hand.

                                     ARTICLE VI

                                     CONDITIONS

       6.1    [intentionally left blank]

       6.2 CONDITIONS TO OBLIGATIONS OF ACCURIDE AND ACCURIDE SUB. The obligations of

Accuride and Accuride Sub to consummate the Transactions shall be subject to the fulfillment (or waiver by Accuride and Accuride Sub) on or prior to the Closing Date of each of the following conditions:

       (a) FINANCING. Accuride shall have obtained the financing necessary to consummate the Transactions upon terms reasonably satisfactory to Accuride in its sole discretion.

       (b) EXECUTION AND DELIVERY OF RESTATED LEASE. The Restated Lease shall have been duly executed and delivered by the Company and Kaiser.

       (c) FIRPTA. Kaiser shall have furnished a certificate, dated as of the Closing Date and sworn to under penalty of perjury, that sets forth the name, address and federal taxpayer identification number of Kaiser, states that it is not a "foreign person" within the meaning of Section 1445 of the Code, and is otherwise in the form set forth in the Treasury Regulations thereunder.

       (d) RESIGNATIONS. All employees and agents of Kaiser who are officers of the General Partner and/or the Company shall deliver resignations from such offices effective as of the Closing Date.

       (e) OPINION OF COUNSEL. Accuride and Accuride Sub shall have received from the general counsel of Kaiser, an opinion in the form of Exhibit B hereto.

       (f) BILLS OF SALE. Kaiser shall have delivered bills of sale in the forms of Exhibits C and D hereto.

       (g) TRANSFER DOCUMENTS. Kaiser shall have delivered an (i) assignment and assumption of limited partnership interest and limited liability company interest in the form of Exhibit E hereto and (ii) an acknowledgment of limited partnership interest and limited liability company interest in the form of Exhibit F hereto.

       6.3 CONDITIONS TO OBLIGATIONS OF KAISER. The obligations of Kaiser to consummate the Transactions shall be subject to the fulfillment (or waiver by Kaiser) on or prior to the Closing Date of each of the following conditions:

       (a) PAYMENT OF THE PURCHASE PRICE. Kaiser shall have received the remaining balance of the Purchase Price as adjusted in accordance with this Agreement.

       (b) EXECUTION AND DELIVERY OF RESTATED LEASE. The Restated Lease shall have been duly executed and delivered by the Company.

       (c) COMPANY AND GENERAL PARTNER DOCUMENTS AND INSTRUMENTS. Kaiser shall have received on the date hereof from each of the Company and the General Partner an acknowledgment and certificate in the form of Exhibit G attached hereto.

                                    ARTICLE VII

                                  INDEMNIFICATION

       7.1 INDEMNIFICATION. (a) Kaiser shall indemnify and hold harmless each of Accuride, Accuride Sub and their respective control persons (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations thereunder), directors, officers, employees and agents, and the successors and assigns of each of the foregoing, from and against any and all losses, liabilities, damages, claims, costs and expenses whatsoever (including without limitation reasonable legal and consultant fees and expenses and any court costs), as incurred, whether or not resulting from third party claims (each, a "CLAIM," and collectively, "CLAIMS"), arising out of, resulting from or attributable to (i) any breach by Kaiser of any of its covenants or obligations contained in this Agreement or the Restated Lease;
(ii) any breach by Kaiser of, or any inaccuracy in, any representation or warranty made by Kaiser in this Agreement or the Restated Lease; and (iii) any breach by Kaiser of its obligations under the Partnership Agreements.

       (b) Accuride and Accuride Sub shall indemnify and hold harmless Kaiser and its respective control persons (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations thereunder), directors, officers, employees and agents, and the successors and assigns of each of the foregoing, from and against any and all Claims arising out of, resulting from or attributable to (i) any breach by Accuride or Accuride Sub of any of their respective covenants or obligations contained in this Agreement; (ii) any breach by Accuride or Accuride Sub of, or any inaccuracy in, any representation or warranty made by Accuride and Accuride Sub in this Agreement; and (iii) any breach by Accuride Sub of its obligations under the Partnership Agreements.

       7.2 INDEMNIFICATION PROCEDURES. For purposes of this Section 7.2, the party seeking indemnification shall be known as the "INDEMNIFIED PARTY" and the party from whom indemnification is sought shall be known as the "INDEMNIFYING PARTY." As soon as reasonably practicable after receipt by an Indemnified Party of notice of any Claim in respect of which an Indemnifying Party may be liable under Section 7.1, the Indemnified Party shall give notice thereof to the Indemnifying Party, setting forth in reasonable detail the facts and circumstances pertaining thereto, but the failure to give such notice shall not relieve the Indemnifying Party of its obligations under this
Article VII unless and to the extent that the Indemnifying Party is prejudiced by such failure. In the event that the Claim arises out of or results from a claim by any third party, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the defense of, and subject to the consent of the Indemnified Party, which shall not be unreasonably withheld, in each case settle or otherwise dispose of such claim by counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party may participate in such defense by counsel of its own choice, but the fees, expenses and other charges of such counsel will be solely for the account of the Indemnified Party, unless: (a) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (b) there is a conflict or potential conflict (based on advice of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party) between the Indemnified Party and the Indemnifying Party, or (c) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, and provided, further, that the Indemnified Party shall be entitled to control such defense jointly with the Indemnifying Party in the case of any litigation referred to in clause (b) of the immediately preceding proviso to this sentence. Notwithstanding anything to the contrary in this Section 7.2, without the prior written consent of each Indemnified Party (or of each Indemnifyig Party if the Indemnified Party is defending such third party claim), which consent shall not be unreasonably withheld, the Indemnifying Party (or Indemnified Party, as the case may be) shall not consent to the entry of any judgment or enter into any settlement that does not include an unconditional release of each Indemnified Party (or Indemnifying Party) from all liabilities in respect of such Claims. The Indemnifying Party shall pay for any Claim promptly in cash once its responsibility has been established.

       7.3 THIRD PARTY BENEFICIARIES. Any Indemnified Party not party to this Agreement shall be a third party beneficiary of this Agreement for purposes of this Article VII.

                                    ARTICLE VIII

                                   OTHER MATTERS

       8.1 TERMINATION OF CERTAIN AGREEMENTS. Unless sooner terminated upon the mutual written agreement of the parties thereto and except as otherwise set forth herein, each of the Kaiser Technical Services Agreement and the Kaiser Production Services Agreement shall, and shall be deemed to, terminate on August 31, 1999. Unless sooner terminated upon the mutual written agreement of the parties thereto and except as otherwise set forth herein, the Kaiser Administrative Services Agreement shall, and shall be deemed to, terminate on August 31, 1999, with respect to all services currently being provided by Kaiser thereunder other than tax services which shall continue through the timely preparation and filing of the tax returns specified in Section 8.10. Kaiser shall, pursuant to the terms of those agreements, continue to be paid and reimbursed for any such services that it continues to provide.

       8.2 TERMINATION OF CERTAIN SERVICES. Effective as of April 2, 1999, or such other date mutually agreed to in writing by the parties hereto, Accuride or Accuride Sub, shall assume control of all of the cash management, treasury and hedging activities currently being performed by Kaiser for the General Partner and the Company.

       8.3 CONTINUATION OF RIGHTS AND OBLIGATIONS. Except as otherwise specifically set forth in this Agreement or the Restated Lease, the rights and obligations of Kaiser, Accuride Sub, Accuride, the General Partner and the Company under each of the Formation Agreements, including, without limitation, the covenants set forth in Article VI of the Contribution Agreement and the indemnification provisions set forth in Article VII of the Contribution Agreement, shall continue in full force and effect subject only to the terms, conditions and limitations set forth herein and therein. The parties hereto agree that the representations and warranties set forth in Articles 4 and 5 of this Agreement shall not amend, limit or otherwise modify in any manner any of the respective parties' rights and obligations under any of the Formation Agreements. It being further understood by the parties that the foregoing shall not preclude a claim under this

Agreement by any party hereto based upon the breach of any such representation or warranty.

       8.4 RECALL CAMPAIGN. Notwithstanding any other provision to the contrary contained in the Contribution Agreement, any other Formation Agreement or otherwise, the Company shall be solely responsible for the Recall Campaign and all liabilities, costs and expenses of the Recall Campaign (the "Recall Costs") and Kaiser shall not have any liability to the Company, the General Partner, Accuride, Accuride Sub or any of their Affiliates for the Recall Costs, whenever incurred. This Section 8.4 does not create additional indemnification rights except as set forth in the Formation Agreements and indemnification against the Company for the Recall Costs. Notwithstanding the foregoing, the parties hereto agree that the cause of the Recall Campaign has not been mutually agreed upon by the parties hereto and that this Section 8.4 does not amend, limit or otherwise modify in any manner any of the respective parties's rights and obligations under the Formation Agreements for any other liabilities, costs or expenses arising from the wheels which are the subject of the Recall Campaign, including third party claims or any claims based on product defects.

       8.5 COVENANT NOT TO COMPETE. Effective as of the Closing Date, neither Kaiser, Accuride, Accuride Sub nor any of their respective Affiliates shall have any obligations under Section 11.2 of each of the Partnership Agreements. In lieu of the foregoing, effective as of the Closing Date, Kaiser agrees that for a period of five (5) years after the Closing Date, neither Kaiser nor any of its Affiliates (including future Affiliates) will, compete with the business of the Company as currently being conducted or otherwise, directly or indirectly, design, manufacture or sell, or participate whether by ownership interest or otherwise in the design, manufacture or sale of, any Joint Venture Products (except in connection with or as a result of fundamental corporate transactions, including mergers, spin-offs and sales of substantially all of the capital stock or assets of Kaiser or its parent corporations, except that Kaiser shall not acquire any businesses which have more than twenty-five percent (25%) of their revenues derived from businesses which compete with the Company in the business as currently conducted by the Company, and with respect to businesses which derive less than 25% of their revenue from businesses which compete with the Company in the business currently conducted by the Company, Kaiser will dispose of any competing businesses acquired within twelve (12) months of such acquisition). For purposes of this Section only, the term "Joint Venture Products" shall include any wheels of the size and type described in clause (i) of the definition of Joint Venture Products in Article I of this Agreement manufactured from non-ferrous materials (other than thermoplastics and thermosets). The foregoing restrictions shall not preclude or otherwise prevent Kaiser or any of its Affiliates from (i) acting solely as a supplier or toller of aluminum, aluminum alloys or other materials used in the production of Joint Venture Products, or (ii) participating in or otherwise conducting research or development of new alloys or materials.

       8.6 AMENDMENT OF PUBLIC FILINGS AND REPLACEMENT OF DESIGNATED AGENTS. Promptly following the Closing, Accuride and Accuride Sub shall cause the Company and the General Partner to submit such filings and notifications necessary to appoint Persons other than Kaiser as agents for service of process or mailings for matters pertaining to the General Partner or the Company and reflect the fact that Kaiser no longer owns any interest in the General Partner and the Company.

       8.7 INSPECTION OF BOOKS AND RECORDS. (a) Following the Closing, Kaiser and/or its representatives and agents, at Kaiser's expense and at reasonable times during business hours, shall have the right to inspect and make copies and extracts of all books of account and all financial, legal and business records (which books of account, financial, legal and business records shall be retained for not less than seven years after the Closing
Date) of (i) the Company and the General Partner, as well as access to, and the cooperation of, any employee of the Company or General Partner having knowledge of the information therein contained and the right to discuss the matters recorded in such books and records with the independent certified accountants retained by the Company and/or General Partner, and (ii) Accuride related to the services provided by Accuride under any of the Ancillary Agreements (as defined in the Contribution Agreement), including, without limitation, the Accuride Technical Services Agreement, the Accuride Sales and Marketing Agreement and the Accuride Administrative Services Agreement, as well as access to, and the cooperation of, any employee of Accuride having knowledge of the information therein contained, in each instance if such inspection, access and cooperation are for any reasonable purpose, including without limitation (1) preparation for proceedings, claims, actions, suits, investigations or disputes to which Kaiser is a party relating to the conduct of the business prior to the Closing Date by Kaiser, Accuride, the Company and/or the General Partner, (2) any proceedings, claims, actions, suits, investigations or disputes between Kaiser and the Company, the General Partner, Accuride and/or Accuride Sub relating to the conduct of the business prior to the Closing Date by Kaiser, Accuride, the Company and/or the General Partner, (3) performance of accounting or tax reviews or audits of the business conducted by the Company or the General Partner relating to periods prior to the Closing Date or (4) any purpose reasonably related to Kaiser's ownership of its Interest in the Company and/or the General Partner; provided, that such inspection, access or cooperation shall not unreasonably interfere with the normal operations of the Company and Kaiser and/or its representatives shall not be entitled to any such inspection, access or cooperation (i) as to which the attorney-client privilege applies or (ii) the disclosure of which is restricted Applicable Law except in strict compliance with such law.

       (b) Following the Closing, Accuride or Accuride Sub and/or their representatives and agents, at the expense of Accuride and Accuride Sub and at reasonable times during business hours, shall have the right to inspect and make copies and extracts of all the books of account and all financial, legal and business records of Kaiser related to the services provided by Kaiser under any of the Ancillary Agreements (as defined in the Contribution Agreement), including, without limitation, the Kaiser Technical Services Agreement, the Kaiser Production Services Agreement and the Kaiser Administrative Services Agreement, as well as access to, and the cooperation of, any employee of Kaiser having knowledge of the information therein contained and the right to discuss the matters recorded in such books and records with the independent certified accountants retained by Kaiser, if such inspection, access and cooperation are for any reasonable purpose, including without limitation (i) preparation for proceedings, claims, actions, suits, investigations or disputes to which Accuride, Accuride Sub or the Company is a party relating to the conduct of the business of the Company prior to the Closing Date by Kaiser, Accuride, the Company or the General Partner, (ii) any proceedings, claims, actions, suits, investigations or disputes between Kaiser and the Company, the General Partner, Accuride and/or Accuride Sub, or (iii) performance of accounting or tax reviews or audits of the business conducted by the Company or the General Partner relating to periods prior to the Closing Date; provided, that such inspection, access or cooperation shall not unreasonably interfere with the normal operations of Kaiser and Accuride, Accuride Sub and their representatives shall not be entitled to any such inspection, access or cooperation (i) as to which the attorney-client privilege applies or (ii) the disclosure of which is restricted by Applicable Law except in strict compliance with such law.

       8.8 INTERIM MATTERS. From and after the date of this Agreement, Accuride shall, subject to the terms and conditions otherwise set forth in this Agreement, have management control of the business conducted by the Company. Notwithstanding the foregoing, Accuride agrees that between the date hereof and the Closing Date, that (i) Accuride will, and will cause the Company and the General Partner to (a) conduct the business of the Company and the General Partner in a manner consistent with the ordinary course of the normal day-to-day operations of the Company and the General Partner and consistent with past practice and (b) use its reasonable best efforts to preserve intact the current business organization and corporate structure of the Company and the General Partner, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company and/or the General Partner, and (ii) Accuride will not, and will not permit the Company and the General Partner to, in each case without Kaiser's prior written consent, take any of the actions identified in Sections 6.4(vi), (vii), (xiii), (xiv), (xv), (xvi) and (xviii) of the Limited Liability Company Agreement.

       8.9 PROPERTY TAXES. Property taxes for 1999 shall be allocated to the short period ending on the Closing Date based on the actual number of calendar days in each period (it being understood that the foregoing shall not alter, amend or otherwise modify the terms of the Restated Lease).

       8.10 TAX RETURNS. Kaiser shall be responsible for the timely preparation of all 1998 tax returns required to be filed for the General Partner and the Company consistent with past practice in accordance with the Partnership Agreements and the Kaiser Administrative Services Agreement. Kaiser shall also be responsible for the timely preparation of 1999 tax returns for the period through the Closing Date. With respect to the period from January 1, 1999 through the Closing Date, no elections shall be made or positions taken that are not consistent with past practice. Kaiser shall remain the owner of the Kaiser Interests for income tax purposes through the Closing Date.

       8.11 NOTIFICATION OF CERTAIN MATTERS. From and after the date hereof and up to the Closing, each party shall give prompt notice to the other following its receipt of notice of any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a covenant or agreement or to satisfy any condition.

       8.12 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Restated Lease, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Transactions, and
(iii) to cooperate with each other in connection with the foregoing.

       8.13 NO SOLICITATION. For a period of five years following the Closing Date, Kaiser shall not, and Kaiser shall cause its Affiliates not to, directly or indirectly, hire or retain, or offer to hire or retain any employee of the Company, except for employees who (i) contact Kaiser or its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Kaiser or its Affiliates, (ii) respond to any public advertisement placed by Kaiser or its Affiliates, or (iii) have been terminated by the Company prior to commencement of employment discussions with Kaiser or its Affiliates.

       8.14 NO-SHOP. From the date hereof through the Closing or the earlier termination of this Agreement, Kaiser shall not, and Kaiser shall cause its Affiliates and their respective employees, agents or advisors (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Accuride and Accuride Sub concerning any sale of all or a portion of the Kaiser Interests (a "PROPOSED ACQUISITION TRANSACTION"). From the date hereof through the Closing or the earlier termination of this Agreement, Kaiser shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction.

       8.15 KAISER MANUFACTURING AGREEMENT. The parties hereto agree that there is no Kaiser Manufacturing Agreement (as defined in the Contribution Agreement) and the parties shall not have any obligations thereunder.

       8.16 CONFIDENTIAL INFORMATION. Effective as of the Closing Date Kaiser shall not have any obligations under Section 11.1 of each of the Partnership Agreements. In lieu thereof, effective as of the Closing Date Kaiser agrees that during the existence of the Company or five years from the Closing Date, whichever is later, Kaiser (i) shall maintain, and shall use its best efforts to cause its Affiliates, officers, directors, employees, accountants, counsel and agents to maintain, the confidentiality of any confidential information concerning the Joint Venture Products, the Company, the General Partner, Accuride, Accuride Sub or the business of the Company that is not otherwise generally available to the public and (ii) without the prior consent of Accuride and the Company, shall not use or disclose to any third party (other than their respective financial advisors, attorneys and other agents and representatives) such confidential information, except (a) after receipt of a binding order of confidentiality, if available, in enforcing its rights under one or both of the Partnership Agreements; any of the Formation Agreements; any agreement between or among Kaiser, on the one hand, and Accuride, Accuride Sub, the Company and/or the General Partner, on the other; this Agreement; the Restated Lease; or the Transactions, or (b) to any governmental agency if it believes in good faith that such disclosure is required by applicable law or by governmental policy, provided that prior to making any such disclosure Kaiser shall, unless prohibited by such governmental agency, give written notice (identifying such agency and describing the general nature of such disclosure) to, and consult with, the Company and Accuride.

       8.17 INSURANCE. After the date hereof, Kaiser shall provide reasonable assistance in making and collecting claims on the Insurance Policies.

       8.18 USE OF NAMES. Neither the Company, the General Partner, Accuride nor Accuride Sub will, directly or indirectly, use in any manner whatsoever, or allow any of their respective Affiliates to use in any manner whatsoever, the Kaiser Marks after the Closing Date. Notwithstanding the foregoing, the Company and the General Partner may continue to use the Kaiser Marks during the six month period beginning on the Closing Date in connection with the use of existing inventories or materials and supplies containing any such Kaiser Marks.

       8.19 ULTRA-FORGE EQUIPMENT. Prior to the end of the six (6) month period beginning on the Closing Date, Kaiser shall have removed or caused the removal of its hub machining line and related Kaiser equipment and inventory currently located at the Ultra-Forge facility in Cuyahoga Falls, Ohio.
Absent a written agreement to the contrary between Kaiser and Accuride, any equipment remaining at the end of such six (6) month period shall become the property of AKW on an "as is, where is" basis and with all faults.

       8.20 DISTRIBUTIONS. The General Partner and the Company shall have been deemed to have authorized pursuant to Sections 5.1 of Limited Partnership Agreement and the Limited Liability Company Agreement, respectively, distributions in an amount equal to net cash distributions received by Accuride Sub and Kaiser from the General Partner and the Company at any time prior through March 31, 1999, in connection with the sweeping of the accounts maintained by the Company and/or General Partner and distribution of such amounts to Accuride Sub and Kaiser in the ordinary course of business of the Company and the General Partner.

       8.21 ENGINEERING STORES. Within thirty (30) days of the Closing Date, the Company shall return to Kaiser all surplus engineering stores in its possession for which it has not reimbursed Kaiser.

       8.22   EFFECTIVE DATE OF BUY/SELL OPTION.    From and after the date
hereof, unless otherwise agreed by the parties in writing, the effective date of the Buy/Sell Option set forth in Section 9.3 of each of the Partnership Agreements shall be moved from May 1, 1999, to November 1, 1999.

       8.23 FUNDING REQUIREMENTS. From and after the date hereof, Accuride and Accuride Sub shall assume the financial obligations of the Company and the General Partner, fund one hundred percent (100%) of the cash infusions required by the Company and the General Partner and receive one hundred percent (100%) of the cash distributions from the Company and the General Partner made in the ordinary course of business and consistent with past practice.

                                     ARTICLE IX

                                   MISCELLANEOUS

       9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

              (i) By the written agreement of Accuride, Accuride Sub and Kaiser;

              (ii) By any party hereto upon notice to each other party if the Closing has not occurred on or prior to July 30, 1999, or such later date as may be approved by the parties hereto;

              (iii) By Accuride if it determines, in its sole discretion that it cannot obtain the financing contemplated by Section 6.2(a) of this Agreement.

       Upon any termination of this Agreement, the parties hereto shall have no liability to each other by reason of such termination except for liabilities accrued on or prior to the date of such termination; provided that if such termination shall result from the breach by a party of the covenants or agreements of such party, such party shall be fully liable for any and all damages, costs and expenses (including reasonable counsel fees) sustained or incurred by the other parties to this Agreement and provided, further, that the provisions contained in Sections 3.2, 3.9 and 8.22, Articles VII and IX (except for Sections 9.4 and 9.7) hereof shall survive any termination of this Agreement.

       9.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. NOTWITHSTANDING THE FOREGOING, ANY AND ALL MATTERS RELATING TO THE RIGHTS AND OBLIGATIONS UNDER THE PARTNERSHIP AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (OTHER THAN ANY CONFLICT OF LAW RULE WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION). IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF EITHER OF THE PARTNERSHIP AGREEMENTS AND ANY NON-MANDATORY PROVISION OF THE DELAWARE REVISED UNIFORM LIMITED PARTNERSHIP ACT OR THE DELAWARE LIMITED LIABILITY COMPANY ACT, AS APPLICABLE, THE PROVISIONS OF THE APPLICABLE PARTNERSHIP AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.

       9.3 ARBITRATION. (a) Any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement or the breach, validity or termination thereof shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the American

Arbitration Association's commercial arbitration rules in effect at the time of arbitration, except as modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York; provided that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all the parties under the circumstances. Notwithstanding anything to the contrary in Section 9.2, the arbitration shall be governed by the Federal Arbitration Act.

       (b) The arbitration shall be conducted by three arbitrators. One arbitrator shall be appointed by Accuride and/or Accuride Sub, as the case may be, and one arbitrator shall be appointed by Kaiser. The two arbitrators so selected shall appoint the third arbitrator. If any party to the dispute fails to make a timely appointment, or if the initial two arbitrators cannot agree on the third arbitrator within ten (10) days of their appointment, any party hereto may request the American Arbitration Association to appoint such arbitrator(s).

       (c) Any award rendered by the arbitrators shall be in writing, state the reasons for the award and be final and binding upon the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award rendered may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant parties or their assets.

       9.4 SURVIVAL. The representations and warranties of the parties hereto contained in this Agreement or in the Restated Lease, or otherwise made in writing in connection with the Transactions, shall survive until May 1, 2001, except with respect to the representations and warranties set forth in (i) Section 4.7 (Title), which shall survive indefinitely and (ii) Sections 4.9 and 5.8 (Tax Matters), which shall survive until the expiration of the applicable statute of limitations (with extensions). Any due diligence or investigation conducted by or on behalf of any party hereto, or information furnished by such party or representative thereof in connection therewith shall not limit or in any way prejudice the right of such party to rely on the representations and warranties set forth herein.

       9.5 ENTIRE AGREEMENT; AMENDMENT; ASSIGNMENT, ETC. This Agreement, together with the Restated Lease and the Formation Agreements, embodies the entire agreement and understanding between the parties relating to the subject matter hereof and thereof, and supersedes any prior oral or written agreements, commitments or terms. Neither this Agreement nor any of the terms hereof may be amended, modified or waived, supplemented or terminated other than by a document in writing, signed by the party or parties against which the enforcement of such amendment, modification, waiver, supplement or termination is sought. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other parties and any attempt to so assign or transfer this Agreement without such consent shall be void and of no effect.

       9.6. BUY/SELL OPTION. Notwithstanding anything to the contrary in this Agreement, this Agreement is not related to and is not intended to trigger the Buy/Sell Option set forth in Section 9.3 of either of the Partnership Agreements.

       9.7. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be irreparably damaged in the event the provisions of Sections 8.5 and 8.13 are not performed in accordance with its specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary in this Agreement, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 8.5 and 8.13 and to enforce specifically the performance by such first party under Sections 8.5 and 8.13, and each party agrees to waive the defense in any such suit that the other parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.7 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue.

       9.8 NOTICES. Any notice or other communication required or permitted to be given hereunder or for the purposes hereof to any party shall be in writing and shall be sufficiently given if (i) delivered personally,
(ii) mailed by certified or registered mail, postage prepaid, (iii) transmitted by facsimile (and confirmed by mail) or (iv) sent by next day or overnight mail or delivery to:

       (a)    Accuride Sub and Accuride at:

              Accuride Corporation
              2315 Adams Lane/P.O. Box 40
              Henderson, Kentucky 42420
              Attn:  William P. Greubel
              Tel:   (502)826-5000
              Fax:   (502)827-7601

              with a copy to:

              Accuride Corporation
              2315 Adams Lane/P.O. Box 40
              Henderson, Kentucky 42420
              Attn:  David K. Armstrong
              Tel:   (502)826-5000
              Fax:   (502)827-7601

       (b)    Kaiser at:

              Kaiser Aluminum & Chemical Corporation
              26957 Northwestern Highway Drive
              Suite 200
              Southfield, MI 48034
              Attn:  Vice President, Controller

              Tel:   (248)352-4630
              Fax:   (248)352-4635

              with a copy to:
              Kaiser Aluminum & Chemical Corporation
              5847 San Felipe, Suite 2600
              Houston, Texas 77057
              Attn:  General Counsel
              Tel:   (713)267-3777
              Fax:   (713)267-3702

or at such other address or to such other person's attention as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section. Any notice so delivered to the party to whom it is addressed shall be deemed to have been given and received
(a) if by personal delivery, on the day of such delivery, (b) if by certified or registered mail, on the seventh day after mailing thereof, (c) if by facsimile, the day on which such facsimile was sent as evidenced by receipt of a confirmation indicating a successful transmission or (d) if by next day or overnight mail delivery, on the day delivered, provided that if, with respect to any of the foregoing, any such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day.

       9.9 EXPENSES. Each party hereto shall pay all its own costs, fees and expenses incident to this Agreement and the Transactions contemplated hereby, including legal and accounting fees and disbursements.

       9.10 SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

       9.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except as specifically provided for herein.

       9.12 SECTION HEADINGS; COUNTERPARTS; ETC. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, Accuride Sub, Accuride and Kaiser have caused this Agreement to be duly executed in their respective corporate names by their respective officers, each of whom is duly and validly authorized and empowered, all on and as of the date first above written.


ACCURIDE CORPORATION                   ACCURIDE VENTURES, INC.


By:                                    By:
   -------------------------------        --------------------------------
Name:  William P. Greubel              Name:  William P. Greubel
Title:  President                      Title:  President



                                       KAISER ALUMINUM & CHEMICAL
                                         CORPORATION


                                       By:
                                          --------------------------------
                                       Name: Jack A. Hockema
                                       Title: Vice President

                                  Schedule 1(a)

                                    Knowledge

Kaiser:

Jack A. Hockema                         Sections 4.3, 4.4, 4.8, 4.9, 4.10, 4.12, 4.13 and 4.15
Vice President and President
Kaiser Engineered Products

Kerry Shiba                             Sections 4.3, 4.4, 4.8, 4.9, 4.10, 4.12, 4.13 and 4.15
Vice President & Controller
Kaiser Engineered Products

John Barneson                           Sections 4.3, 4.4, 4.8, 4.9, 4.10, 4.12, 4.13 and 4.15
Vice President Planning and Development
Kaiser Engineered Products

Edward A. Kaplan                        Section 4.9
Director of Tax Planning

Dorothy W. Chapman                      Section 4.8
Director of Risk Management


Accuride:

William P. Greubel                      Sections 5.3, 5.4, 5.7, 5.8 and 5.10

John Murphy                             Sections 5.3, 5.4, 5.7, 5.8 and 5.10

Deepak Chaudrey                         Sections 5.7 and 5.8


                                    Schedule 4.8

                                 INSURANCE POLICIES

POLICY TYPE                POLICY NUMBER            INSURER
-----------                -------------            -------
Crime                      861-49-06                National Union Fire Ins. Co.

Fiduciary Liability        751-119123-98            Executive Risk Indemnity Ins.

General Liability (1)      61 CES SS 853            Twin City Fire Ins. Co.

Workers' Compensation      382509                   Employee Benefits Ins. Co.
Employers Liability

Primary Excess Liability   61 HU SL5703             Twin City Fire Ins. Co.

Excess Liability           Incl. w/MAX              Various

Automobile Liability       KA0142481-0              Reliance National Indemnity

Property*                  65060/98                 Trochus Ins. Co. Ltd.

Marine Package*            ARS-1930                 American International
                                                    Marine Agency, Inc.


* Indicates policies that are currently under the Kaiser umbrella, but that will no longer cover the Company on or after the Closing Date.

-------------------

(1) The limited recall coverage currently available under this policy cannot be renewed or extended beyond April 30, 1999.

                                   Schedule 4.14

                                     Agreements

1.     Contribution Agreement
2.     Erie Lease Agreement
3.     Kaiser Administrative Services Agreement
4.     Kaiser Production Services Agreement
5.     Kaiser Technical Services Agreement
6.     Limited Partnership Agreement
7.     Limited Liability Company Agreement
8. Aluminum Supply Agreement between the Company and Kaiser Aluminum & Chemical of Canada Limited, a subsidiary of Kaiser ("KACOCL"), pursuant to which KACOCL supplies aluminum billet to the Company.
9. Aluminum Supply Agreement, including forward purchase commitment, between the Company and Kaiser, pursuant to which Kaiser supplies aluminum billet to the Company.
10. Scrap Purchase Agreement between the Company and KACOCL pursuant to which KACOCL purchase aluminum scrap from the Company.

                                     Exhibit A

                                   Restated Lease

                                      Exhibit B

                               Form of Kaiser Opinion

                                                                April 1, 1999

Accuride Corporation
Accuride Ventures, Inc.
2315 Adams Lane
Henderson, Kentucky 42420


Ladies and Gentlemen:

       This opinion is being furnished to you pursuant to Section 6.2(f) of the Purchase Agreement, dated as of April 1, 1999 (the "PURCHASE AGREEMENT"), among Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KAISER"), Accuride Corporation, a Delaware corporation ("Accuride"), and Accuride Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Accuride ("ACCURIDE SUB"). Capitalized terms used herein without definition shall have the meanings specified in the Purchase Agreement.

       I am Vice President and General Counsel of Kaiser and I, or attorneys under my supervision, have acted as counsel to Kaiser in connection with the preparation of the Purchase Agreement and the Restated Lease.

       I, or attorneys under my supervision, have reviewed executed copies of the Purchase Agreement and the Restated Lease and have also examined and relied, without independent investigation or verification, upon the representations and warranties of Kaiser as to factual matters contained in and made pursuant to the Purchase Agreement, and upon certificates of officers of Kaiser and the originals, or copies certified or otherwise identified to my or their satisfaction, of corporate records of Kaiser, certificates of public officials and such other documents as in our judgment are necessary or appropriate to render the opinion expressed below. In the course of the examination of the documents referred to above, I have assumed the genuineness of all signatures (other than those of the officers of Kaiser) and the authenticity of all certificates and other documents submitted to me or to attorneys under my supervision as originals and the conformity to originals of all documents submitted to me or to attorneys under my supervision as conformed or photocopies.

       Based on the foregoing, I am of the opinion that:

       (a) DUE INCORPORATION. Kaiser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Kaiser has all requisite corporate power and authority to execute and deliver the Purchase Agreement and the Restated Lease, to perform its respective obligations thereunder, and to consummate the transactions contemplated thereby.

       (b) DUE AUTHORIZATION. The execution, delivery and performance by Kaiser of the Purchase Agreement and the Restated Lease and the consummation by Kaiser of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Kaiser. The Purchase Agreement and the Restated Lease have been duly executed and delivered by Kaiser, and, assuming the due authorization, execution and delivery thereof by the other parties thereto, each constitutes a legal, valid and binding obligation of Kaiser enforceable against Kaiser in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

       (c) TRANSFER OF KAISER INTERESTS; LEASE OF REAL PROPERTY. The instruments of conveyance, transfer and assignment executed and delivered by Kaiser in connection with the transfer of the Kaiser Interests to Accuride and the Surplus Assets to the Company have been duly authorized, executed and delivered by Kaiser and are valid and effective to vest in Accuride all of the right, title and interest of Kaiser in and to the Kaiser Interests and to vest in the Company all of the right, title and interest of Kaiser in and to the Surplus Assets, in each case free and clear of any Liens known to us.
The Restated Lease is valid and effective to vest in AKW a valid leasehold interest and the exclusive right to use and occupy the Additional Premises except as otherwise set forth in the Restated Lease, free and clear of any Liens known to us, other than Permitted Real Property Liens.

       (d) NO CONFLICTS. The execution, delivery and performance of the Purchase Agreement and the Restated Lease by Kaiser and the consummation by Kaiser of the transactions contemplated thereby, do not and will not (i) conflict with the Certificate of Incorporation or By-Laws of Kaiser, (ii) constitute a breach or violation of, or default under, any mortgage, agreement, deed of trust, indenture, lease, contract or other instrument known by us or by which all of its properties or assets are bound, including without limitation the Credit Agreement, dated as of February 15, 1994, as amended, between Kaiser, Kaiser Aluminum Corporation, a Delaware corporation, the various Lenders a party thereto, and BankAmerica Business Credit, Inc., a Delaware corporation, and all collateral agreements related thereto, except for such violations as could not reasonably be expected to have (x) a material adverse effect on Kaiser or (y) a material adverse effect on the ability of Kaiser to perform its obligations thereunder or (iii) to our knowledge, result in the creation or imposition of any Liens on any of the properties or assets of Kaiser, other than Permitted Real Property Liens.

       (e) GOVERNMENT AUTHORIZATIONS. To our knowledge, no consent, approval or authorization of, or filing with, any Governmental Authority of the States of New York or Delaware or of the federal government of the United States or any third party is required to be obtained or filed on the part of Kaiser in connection with the execution and delivery of the

Purchase Agreement and the Restated Lease or the consummation of the transactions contemplated thereby, other than any consents, approvals, authorizations or filings the failure to obtain which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of Kaiser to perform its obligations under the Purchase Agreement and the Restated Lease.

       I call your attention to the fact that I am admitted to practice law only in the State of California, the Commonwealth of Pennsylvania and the District of Columbia, and, in rendering the foregoing opinion, I do not express any opinion as to any laws other than the laws of the State of California and the Commonwealth of Pennsylvania, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

       This opinion is being delivered to you solely for your benefit, and neither this opinion nor any part hereof may be delivered to, or used or relied upon by any other person or for any other purpose without my express prior written consent.


                                       Very truly yours,


                                       E. Bruce Butler
                                       Vice President and General Counsel

                                     Exhibit C

                            Surplus Assets Bill of Sale

                                    BILL OF SALE

       Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KAISER"), for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, hereby sells, transfers, and delivers to AKW L.P., a Delaware limited partnership ("AKW"), all of Kaiser's right, title and interest in and to the assets identified on Exhibit A attached hereto (collectively, the "SURPLUS ASSETS"). Capitalized terms used but not otherwise defined in this Bill of Sale, including Schedule 1 attached hereto, shall have the meaning assigned to them in the Purchase Agreement dated as of April 1, 1999, by and among Accuride Ventures, Inc., a Delaware corporation, Accuride Corporation, a Delaware corporation, and Kaiser (the "PURCHASE AGREEMENT")

       Kaiser hereby disclaims all other representations or warranties expressed or implied as to the condition, value or quality of the Surplus Assets, and specifically disclaims with respect to the Surplus Assets any representations and warranties of merchantability, usage or fitness for any particular purpose, it being Kaiser's intent, except as otherwise provided in the Agreement, to convey the Surplus Assets sold hereby AS IS, WHERE IS. Notwithstanding the foregoing, Kaiser represents and warrants that Kaiser has good and marketable title to the Surplus Assets and upon the consummation of the transactions contemplated hereby, AKW will acquire good and marketable title to the Surplus Assets free and clear of any and all liens, claims or encumbrances and Kaiser agrees to indemnify and hold AKW harmless from any loss, claim or liability arising from the breach of these representations or warranties.

       Kaiser shall execute and deliver such further instruments of transfer and assignment as AKW may reasonably request to effect the transfer and assignment of the Surplus Assets to AKW.

       IN WITNESS WHEREOF, Kaiser has executed this Bill of Sale as of April 1, 1999.


                                       KAISER ALUMINUM & CHEMICAL
                                         CORPORATION


                                       By:
                                          ---------------------------
                                       Name: Jack A. Hockema
                                       Title: Vice President

                                  Schedule 1

                                   Exhibit D

                         Environmental Assets Bill of Sale

                                    BILL OF SALE

       Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KAISER"), for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, hereby sells, transfers, and delivers to AKW L.P., a Delaware limited partnership ("AKW"), all of Kaiser's right, title and interest in and to the assets identified on Exhibit A attached hereto (collectively, the "ENVIRONMENTAL ASSETS"). Capitalized terms used but not otherwise defined in this Bill of Sale, including Exhibit A attached hereto, shall have the meaning assigned to them in the Contribution Agreement among Accuride Corporation, a Delaware corporation, AKW General Partner L.L.C., a Delaware limited liability company, AKW and Kaiser dated as of May 1, 1997 (the "CONTRIBUTION AGREEMENT").

       Kaiser hereby disclaims all other representations or warranties expressed or implied as to the condition, value or quality of the Environmental Assets, and specifically disclaims with respect to the Environmental Assets any representations and warranties of merchantability, usage or fitness for any particular purpose, it being Kaiser's intent, except as otherwise provided in the Agreement, to convey the Environmental Assets sold hereby AS IS, WHERE IS. Notwithstanding the foregoing, Kaiser represents and warrants that AKW will acquire good and marketable title to the Environmental Assets free and clear of any and all liens, claims or encumbrances and Kaiser agrees to indemnify and hold AKW harmless from any loss, claim or liability arising from the breach of these representations or warranties. Nothing contained herein shall be deemed to alter or limit Kaiser's obligations with respect to the Environmental Compliance Plan under the Contribution Agreement.

       Kaiser shall execute and deliver such further instruments of transfer and assignment as AKW may reasonably request to effect the transfer and assignment of the Environmental Assets to AKW.

       IN WITNESS WHEREOF, Kaiser has executed this Bill of Sale as of April 1, 1999.


                                       KAISER ALUMINUM & CHEMICAL
                                         CORPORATION


                                       By:
                                          ---------------------------
                                       Name: Jack A. Hockema
                                       Title: Vice President

                                   Exhibit A

1. All of the machinery and equipment acquired by or on behalf of Kaiser and installed at the Erie Facility pursuant to the Environmental Compliance Plan, including, but not limited to, all machinery and equipment relating to the Wet Venturi Scrubbers (Unit ID Nos. 22-13 and 22-15) located in Building 12 at the Erie Facility for the 5000 and 8000 ton hydraulic presses located in Building 22 at the Erie Facility, including hood enclosures, ductwork, venturi scrubber fan, silencer and stack, process controls and wash system.

2. To the extent assignable, all of Kaiser's rights and interests in and to all contracts entered into by or on behalf of Kaiser in connection with the installation of the foregoing equipment, including all purchase orders, engineering contracts and construction contracts.

                                     Exhibit E

           Assignment and Assumption of Limited Partnership Interest and
                         Limited Liability Company Interest

ASSIGNMENT AND ASSUMPTION OF LIMITED PARTNERSHIP INTERESTS AND LIMITED LIABILITY
                                 COMPANY INTERESTS

                    This Assignment and Assumption of Limited Partnership Interests and Limited Liability Company Interests (the "Agreement") is made and entered into as of April 1, 1999 (the "Effective Date"), by and between Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("Kaiser"), and Accuride Corporation, a Delaware corporation ("Accuride"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement (as defined below).

                                     RECITALS

       WHEREAS, Accuride, acting through Accuride Sub, and Kaiser formed the General Partner, to act as the general partner of AKW L.P., a Delaware limited partnership ("AKW"); Accuride Sub and Kaiser each own a fifty percent (50%) membership interest in the General Partner; and Accuride Sub, Kaiser and Accuride (in its capacity as guarantor of Accuride Sub) entered into the Limited Liability Company Agreement.

       WHEREAS, Accuride Sub and Kaiser each own a forty-nine percent (49%) limited partnership interest in AKW; the General Partner owns a two percent (2%) limited partnership interest in AKW; and Accuride Sub, Kaiser, the General Partner and Accuride (in its capacity as guarantor of Accuride Sub) entered into the Limited Partnership Agreement.

       WHEREAS, Accuride desires to purchase, and Kaiser desires to sell, Kaiser's fifty percent (50%) Interest (as defined in the Limited Liability Company Agreement) in the General Partner, Kaiser's forty-nine percent (49%) Interest (as defined in the Limited Partnership Agreement) in AKW (collectively, the "Kaiser Interests") pursuant to a Purchase Agreement (the "Purchase Agreement") dated as of March 31, 1999 by and among Accuride, Kaiser and Accuride Sub, whereby upon consummation of the Transactions (as defined below in the Purchase Agreement), Accuride Sub and Accuride shall collectively hold one hundred percent (100%) of the Interest (as defined in the Limited Liability Company Agreement) in the General Partner and a ninety-eight percent (98%) Interest (as defined in the Limited Partnership Agreement) in AKW.

                     WHEREAS, pursuant to the Purchase Agreement, Kaiser hereby desires to assign to Accuride, and Accuride desires to accept an assignment from Kaiser of, the entirety of Kaiser's Interests, together with all rights, duties and obligations related thereto (the "Transferred Interest"), and each of them intends concurrently therewith that Accuride shall become a substitute Limited Partner of AKW and a substitute Member of the General Partner, as applicable, with respect to the Transferred Interest, subject to the terms of the Limited Partnership Agreement and the Limited Liability Company Agreement, as applicable, and this Agreement.

                     WHEREAS, General Partner has consented to the assignment of Kaiser's forty-nine percent (49%) Interest (as defined in the Limited Partnership Agreement) pursuant to that certain Consent dated as of the date hereof.

                                     AGREEMENT

                     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

       A.     AGREEMENT TO ASSIGN AND ACCEPT TRANSFERRED INTEREST

                     Effective as of April 1, 1999:

                     1. Kaiser assigns and transfers to Accuride all right, title and interest in and to the entirety of the Transferred Interest.

                     2. Accuride accepts the assignment and transfer from Kaiser of said Transferred Interest and agrees to be bound by the terms of the Limited Partnership Agreement and the Limited Liability Company Agreement.

       B.     INTENT OF SUBSTITUTION

              Accuride shall succeed Kaiser as a Limited Partner of AKW and a Member of the General Partner and Kaiser shall have no further interest whatsoever in AKW and the General Partner. Kaiser and Accuride hereby agree to execute such other instruments, and take such other actions, as may be deemed necessary to admit Accuride as a substitute Limited Partner of AKW and substitute Member of the General Partner.

              IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Limited Partnership Interests and Limited Liability Company Interests as of the day and year first above written.


                                       Kaiser Aluminum & Chemical Corporation,
                                         a Delaware corporation


                                       By:
                                          ---------------------------
                                       Name: Jack A. Hockema
                                       Title: Vice President



                                       Accuride Corporation,
                                         a Delaware corporation


                                       By:
                                          ---------------------------
                                       Name:
                                            -------------------------
                                       Title:
                                             ------------------------

                                     Exhibit F

               Acknowledgment of Limited Partnership Interest and Limited
                            Liability Company Interest

                ACKNOWLEDGMENT OF LIMITED PARTNERSHIP INTEREST AND LIMITED
                            LIABILITY COMPANY INTEREST

                     Pursuant to a Purchase Agreement (the "Purchase Agreement") dated as of April 1, 1999 by and among Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("Kaiser"), Accuride Corporation, a Delaware corporation ("Accuride"), and Accuride Ventures, Inc., a Delaware corporation and a wholly owned subsidiary of Accuride ("Accuride Sub"), this certificate acknowledges that Accuride will become the holder of fifty percent (50%) Interest (as defined in the Limited Liability Company Agreement) in the General Partner and forty-nine percent (49%) Interest (as defined in the Limited Partnership Agreement) in the Company, upon the execution of the attached Assignment and Assumption of Limited Partnership Interests and Limited Liability Company Interests by Kaiser and Accuride of even date herewith. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

       IN WITNESS WHEREOF, this Acknowledgment of Limited Partnership Interests and Limited Liability Company Interests is executed as of April 1, 1999.


                                       KAISER ALUMINUM & CHEMICAL CORPORATION


                                       By:
                                          ---------------------------
                                       Name: Jack A. Hockema
                                       Title: Vice President

                                     Exhibit G

                           Acknowledgment and Certificate

                           Acknowledgment and Certificate

       Acknowledgment and Certificate dated as of April 1, 1999, by AKW L.P., a Delaware limited partnership (the "Company"), and AKW General Partner L.L.C., a Delaware limited liability company (the "General Partner").

       WHEREAS, Accuride Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Accuride Corporation ("Accuride Sub"), Accuride Corporation, a Delaware corporation ("Accuride"), and Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("Kaiser") have entered into that certain Purchase Agreement dated as of April 1, 1999 (the "Purchase Agreement"), pursuant to which Kaiser is selling all of its interests in the Company and the General Partner to Accuride;

       WHEREAS, the Purchase Agreement contains certain terms and conditions which affect the Company and the General Partner and modify the terms of the Limited Liability Company Agreement and the Limited Partnership Agreement; and

       WHEREAS, Section 6.3(c) of the Purchase Agreement requires the execution and delivery of this Acknowledgment and Certificate as a condition to Kaiser's obligations thereunder.

       NOW, THEREFORE, the Company and the General Partner, intending to be legally bound hereby, each acknowledge and certify the following:

1. DEFINITIONS. Capitalized terms used but not otherwise defined in this Acknowledgment and Certificate shall have the meanings assigned to them in the Purchase Agreement.

2. INSURANCE. To its knowledge, (i) the policies or binders of insurance as identified on Schedule 4.8 of the Purchase Agreement which the Company is the owner, insured or beneficiary are in full force and effect on the date hereof and, (ii) except as otherwise set forth on Schedule 4.8, shall be kept in full force and effect through April 30, 1999.

3. TAX MATTERS. To its knowledge, (i) Kaiser has acted as the tax matters partner under the Partnership Agreements in accordance with the terms thereof, (ii) the Company and the General Partner have not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Company Material Adverse Effect, and (iii) there is no expectation that any taxing authority may claim or assess any new or additional Taxes payable by the Company or the General Partner for any period ending on or prior to the Closing Date that could reasonably be expected to have a Company Material Adverse Effect.

4. ADDITIONAL PREMISES. To its knowledge, (ii) there is no violation of any restriction, condition, covenant or agreement applicable to or affecting the Additional Premises, any part thereof or use thereof, contained in any deed, subdivision map or other instrument, except which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) Kaiser and/or the Company have all easements, rights of way and similar authorizations required for the ownership and use of the Additional Premises by the Company for the conduct of its business as currently conducted.

5. CLAIMS. Following the Closing, to its knowledge, it will not have any outstanding (i) claims against Kaiser or any of Kaiser's Affiliates arising from or in connection with the breach or alleged breach of any agreement pursuant to which Kaiser or any of Kaiser's Affiliates is a party, or (ii) receivables from Kaiser or any of Kaiser's Affiliates other than trade receivables arising in the ordinary course of business.

6. CONTRIBUTION AGREEMENT. To its knowledge, upon the Closing of the Transactions, Kaiser will have satisfied any known obligations to it under the Contribution Agreement and the Erie Lease Agreement and with respect to the Landlord's Work (as defined in the Erie Lease Agreement).

7. AGREEMENTS. To its knowledge, Schedule 4.14 of the Purchase Agreement sets forth all existing material agreements, contracts, leases, purchase orders, undertakings, understandings, covenants not to compete, confidentiality agreements, licenses, obligations or other commitments, whether oral or written, currently in effect between Kaiser and any of its subsidiaries, on one hand, and the Company or the General Partner, on the other hand.

8. TERMINATION OF CERTAIN AGREEMENTS. Unless sooner terminated upon the mutual written agreement of the parties thereto and except as otherwise set forth herein, each of the Kaiser Technical Services Agreement and the Kaiser Production Services Agreement shall, and shall be deemed to, terminate on August 31, 1999. Unless sooner terminated upon the mutual written agreement of the parties thereto and except as otherwise set forth herein, the Kaiser Administrative Services Agreement shall, and shall be deemed to, terminate on August 31, 1999, with respect to all services currently being provided by Kaiser thereunder other than tax services which shall continue through the timely preparation and filing of the tax returns specified in Section 8.10 of the Purchase Agreement. Kaiser shall, pursuant to the terms of those agreements, continue to be paid and reimbursed for any such services that it continues to provide.

9. TERMINATION OF CERTAIN SERVICES. Effective as of April 2, 1999, or such other date mutually agreed to in writing by the parties hereto, Accuride or Accuride Sub, shall assume control of all of the cash management, treasury and hedging activities currently being performed by Kaiser for the General Partner and the Company.

10. RECALL CAMPAIGN. Notwithstanding any other provision to the contrary contained in the Contribution Agreement, any other Formation Agreement or otherwise, the Company shall be solely responsible for the Recall Campaign and all liabilities, costs and expenses of the Recall Campaign (the "Recall Costs") and Kaiser shall not have any liability to the Company, the General Partner, Accuride, Accuride Sub or any of their Affiliates for the

       Recall Costs, whenever incurred. This paragraph does not create additional indemnification rights except as set forth in the Formation Agreements and indemnification against the Company for the Recall Costs. Notwithstanding the foregoing, the parties hereto agree that the cause of the Recall Campaign has not been mutually agreed upon by the parties hereto and that this paragraph does not amend, limit or otherwise modify in any manner any of the respective parties's rights and obligations under the Formation Agreements for any other liabilities, costs or expenses arising from the wheels which are the subject of the Recall Campaign, including third party claims or any claims based on product defects.

11. COVENANT NOT TO COMPETE. Effective as of the Closing Date, neither Kaiser, Accuride, Accuride Sub nor any of their respective Affiliates shall have any obligations under Section 11.2 of each of the Partnership Agreements. In lieu of the foregoing, Section 8.5 of the Purchase Agreement shall set forth the limitations on Kaiser's activities in that regard.

12. INSPECTION OF BOOKS AND RECORDS. (a) Following the Closing, Kaiser and/or its representatives and agents, at Kaiser's expense and at reasonable times during business hours, shall have the right to inspect and make copies and extracts of all books of account and all financial, legal and business records (which books of account, financial, legal and business records shall be retained for not less than seven years after the Closing Date) of (i) the Company and the General Partner, as well as access to, and the cooperation of, any employee of the Company or General Partner having knowledge of the information therein contained and the right to discuss the matters recorded in such books and records with the independent certified accountants retained by the Company and/or General Partner, in each instance if such inspection, access and cooperation are for any reasonable purpose, including without limitation (1) preparation for proceedings, claims, actions, suits, investigations or disputes to which Kaiser is a party relating to the conduct of the business prior to the Closing Date by Kaiser, Accuride, the Company and/or the General Partner, (2) any proceedings, claims, actions, suits, investigations or disputes between Kaiser and the Company, the General Partner, Accuride and/or Accuride Sub relating to the conduct of the business prior to the Closing Date by Kaiser, Accuride, the Company and/or the General Partner,
       (3) performance of accounting or tax reviews or audits of the business conducted by the Company or the General Partner relating to periods prior to the Closing Date or (4) any purpose reasonably related to Kaiser's ownership of its Interest in the Company and/or the General Partner; provided, that such inspection, access or cooperation shall not unreasonably interfere with the normal operations of the Company and Kaiser and/or its representatives shall not be entitled to any such inspection, access or cooperation (i) as to which the attorney-client privilege applies or (ii) the disclosure of which is restricted Applicable Law except in strict compliance with such law.

13. PROPERTY TAXES. Property taxes for 1999 shall be allocated to the short period ending on the Closing Date based on the actual number of calendar days in each period (it being understood that the foregoing shall not alter, amend or otherwise modify the terms of the Restated Lease).

14. TAX RETURNS. Kaiser shall be responsible for the timely preparation of all 1998 tax returns required to be filed for the General Partner and the Company consistent with past practice in accordance with the Partnership Agreements and the Kaiser Administrative Services Agreement. Kaiser shall also be responsible for the timely preparation of 1999 tax returns for the period through the Closing Date. With respect to the period from January 1, 1999 through the Closing Date, no elections shall be made or positions taken that are not consistent with past practice. Kaiser shall remain the owner of the Kaiser Interests for income tax purposes through the Closing Date.

15. CONFIDENTIAL INFORMATION. Effective as of the Closing Date Kaiser shall not have any obligations under Section 11.1 of each of the Partnership Agreements. In lieu thereof, effective as of the Closing Date Kaiser obligations with respect to confidential information shall be governed by
       Section 8.16 of the Purchase Agreement.

16. USE OF NAMES. Neither the Company nor the General Partner will, directly or indirectly, use in any manner whatsoever, or allow any of their respective Affiliates to use in any manner whatsoever, the Kaiser Marks after the Closing Date. Notwithstanding the foregoing, the Company and the General Partner may continue to use the Kaiser Marks during the six month period beginning on the Closing Date in connection with the use of existing inventories or materials and supplies containing any such Kaiser Marks.

17. DISTRIBUTIONS. The General Partner and the Company shall have been deemed to have authorized pursuant to Sections 5.1 of Limited Partnership Agreement and the Limited Liability Company Agreement, respectively, distributions in an amount equal to net cash distributions received by Accuride Sub and Kaiser from the General Partner and the Company at any time through March 31, 1999, in connection with the sweeping of the accounts maintained by the Company and/or General Partner and distribution of such amounts to Accuride Sub and Kaiser in the ordinary course of business of the Company and the General Partner.

18. ENGINEERING STORES. Within thirty (30) days of the Closing Date, the Company shall return to Kaiser all surplus engineering stores in its possession for which it has not reimbursed Kaiser.

19. FUNDING REQUIREMENTS. From and after the date hereof, Accuride and Accuride Sub shall assume the financial obligations of the Company and the General Partner, fund one hundred percent (100%) of the cash infusions required by the Company and the General Partner and receive one hundred percent (100%) of the cash distributions from the Company and the General Partner made in the ordinary course of business and consistent with past practice.

20. KNOWLEDGE. For purposes of this Acknowledgment and Certificate, knowledge with respect to the Company and the General Partner shall mean the actual knowledge of Richard Giromini, Dave Hixson and Al Prus.

21. FORMATION AGREEMENTS. Each of the General Partner, the Company and Kaiser agrees that the representations and warranties set forth in Sections 2 through 7 of this Acknowledgment and Certificate shall not amend, limit or otherwise modify in any manner any of the respective parties' rights and obligations under any of the Formation Agreements; provided, however that the foregoing shall not preclude Kaiser from asserting a claim hereunder arising from a breach of any such representation or warranty.

       IN WITNESS WHEREOF, the Company and General Partner have caused this Acknowledgment and Certificate to be duly executed in their respective corporate names by their respective officers, each of whom is duly and validly authorized and empowered, all on and as of the date first above written.

AKW L.P., by its sole general partner,      AKW GENERAL PARTNER L.L.C.
AKW GENERAL PARTNER L.L.C.,


By:                                         By:
   --------------------------                  ---------------------------
Name:                                       Name:
     ------------------------                    -------------------------
Title:                                      Title:
     ------------------------                    -------------------------



Agreed and Acknowledged:

KAISER ALUMINUM & CHEMICAL
  CORPORATION


By:
   --------------------------
Name: Jack A. Hockema
Title: Vice President

           CERTIFICATION PURSUANT TO INTERNAL REVENUE CODE SECTION 1445

    Section 1445 of the Internal Revenue Code of 1986 (the "Code") provides that a transferee of a U.S. real property interest, as defined in Section 897(c) of the Code, must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition by Kaiser Aluminum & Chemical Corporation (the "Company") to Accuride Corporation of all of the Company's interests in AKW L.P. and AKW General Partner L.L.C. (collectively, the "Kaiser Interests"), the undersigned hereby certifies the following on behalf of the Company:

1. The Company is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and/or Treasury regulations);

2. The Kaiser Interests do not constitute a "U.S. real property interest" (as defined in Section 897(c) of the Code);

2.     The Company's U.S. taxpayer identification number is 94-0928288; and

3.     The Company's address is:   5847 San Felipe, Suite 2600
                                   Houston, Texas 77057

       The Company understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

       Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Company.


                                       KAISER ALUMINUM & CHEMICAL
                                         CORPORATION


                                       By:
                                          ---------------------------
                                       Name: Jack A. Hockema
                                       Title: Vice President

                               Funds Flow Memorandum

       This memorandum describes the flow of funds in connection with the sale of the Kaiser Interests to Accuride Corporation, a Delaware corporation ("ACCURIDE"), pursuant to the terms of the Purchase Agreement dated as of April 1, 1999, by and among Accuride Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Accuride ("ACCURIDE SUB"), Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KAISER"), and Accuride (the "PURCHASE AGREEMENT"). Capitalized terms used but not otherwise defined in this memorandum have the meanings assigned to them in the Purchase Agreement:


                                            Amount Payable To    Amount Payable To     Amount Payable To
Item or Issue                                 (By) Kaiser          (By) Accuride       (By) the Company
-------------                               -----------------    -----------------     -----------------
Purchase Price                              $71,000,000.00       ($71,000,000.00)         $      0.00

Phase I Improvements and                       (143,813.99)                 0.00           143,813.99
Environmental Compliance Plan

Water Main Break                                 (5,898.71)                 0.00             5,898.71

Mellon Leasing (double payment)*                (46,709.05)                 0.00            46,709.05

Ron Golas                                        (3,024.23)                 0.00             3,024.23

Arbon Equip. Corp. (door repair)                 (4,298.04)                 0.00             4,298.04

Clerical Temp.                                     (218.50)                 0.00               218.50

Erie Utilities (7/98 through 3/99)              (90,000.00)                 0.00            90,000.00

Estimated Cash Adjustment                      (265,000.00)           265,000.00                 0.00

Totals:                                     $70,441,037.48       ($70,735,000.00)         $293,962.52



*Kaiser is assuming that the Company's position is accurate for purposes hereof without prejudicing its position in the event the Company's position is in error.